Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACTS:	MEDIA CONTACT:
Dale Black, EVP & Chief Financial Officer	Tom Hickey
(609) 449-5556	Director of Corporate Communications
John Burke, EVP & Corporate Treasurer	(609) 347-3804
(212) 891-1500

TRUMP ENTERTAINMENT RESORTS REPORTS

THIRD QUARTER 2007 RESULTS

*	Revenue Management, Marketing and Cost Savings Programs Continue to Produce Results

*	Taj Mahal and Plaza Post EBITDA Increases

ATLANTIC CITY, NJ – November 1, 2007 – Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (the “Company”) today reported its results for the quarter ended September 30, 2007 and other related news.

In making the announcement, Mark Juliano, Chief Executive Officer of the Company, said, “We are pleased that we were able to achieve stable financial results during the quarter compared to last year despite the challenges the Atlantic City gaming market is currently facing, which led to a 6.2% marketplace decline in gross gaming revenue during the quarter. We are working diligently to further improve our business in this changing marketplace, and we are pleased with the positive results from the Taj Mahal and Plaza resulting from efforts under our strategic operating plan. The Marina has been disproportionately impacted by the increased competition and, as a result, we are currently taking aggressive steps by dedicating additional resources to improve the Marina’s performance.”

CONSOLIDATED RESULTS

The following table outlines the financial results:

(Dollars in millions, except per share data. Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues	$281.1	$288.4	$759.6	$782.1
Income from operations	39.9	41.0	72.6	83.7
EBITDA (1)	57.6	58.8	121.8	135.4
Net income (loss)	6.6	5.8	(15.0)	(8.8)
Net income (loss) per share	0.21	0.19	(0.48)	(0.29)

Net revenues have been impacted by increased competition from new gaming facilities in Pennsylvania and New York, an aggressive promotional environment in Atlantic City and the partial smoking ban in Atlantic City effective on April 15, 2007. The impact of the government-mandated casino closure in July 2006 also affected operating comparisons between the quarterly and nine month periods ended September 30, 2007 and 2006. As a result of the items mentioned above, net revenues for the quarter ended September 30, 2007 decreased $7.3 million, or 2.5%, to $281.1 million due to a decrease in gaming revenue of $11.5 million, or 3.8% from third quarter 2006 levels. The lower gaming revenues were partially offset by a $5.0 million, or 5.6%, decrease in promotional allowances.

(1)	EBITDA presented in this table is income from operations excluding depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (“GAAP”) measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income from operations to EBITDA.

Income from operations for the third quarter ended September 30, 2007 decreased $1.1 million to $39.9 million and EBITDA decreased $1.2 million to $57.6 million from third quarter 2006 levels. In addition to the decrease in net revenues, operating income and EBITDA were impacted by the following items:

•	A favorable settlement with the South Jersey Transportation Authority (“SJTA”) for $1.7 million during September 2006, reflected at Trump Marina;

•	$1.6 million decrease in corporate costs to $6.2 million; and

•	The impact of the Company’s operating initiatives, which are discussed in more detail below.

At the Company’s three operating properties, EBITDA:

•	Increased at Trump Taj Mahal by $2.0 million, or 5.7%, to $37.0 million;

•	Increased at Trump Plaza by $3.7 million, or 28.0%, to $16.9 million; and

•	Decreased at Trump Marina by $8.6 million, or 46.7% (or $6.9 million excluding the $1.7 million SJTA settlement in 2006).

Mr. Juliano commented, “As a Company, I believe we have been successful in implementing our strategic operating plan that focuses on upgrading our facilities, cost containment, maximizing non-gaming cash revenue and attracting more profitable customers through marketing enhancements, such as the TrumpONE program. The positive benefits we have realized from these initiatives strengthen our confidence in our strategy to build additional hotel capacity. Therefore, we believe that we will realize additional value from our strategic operating plan upon opening the new hotel tower at the Taj Mahal next year, which will give us a new platform for marketing and margin growth. Unfortunately, the market-wide decline in revenue that has resulted largely from competition from the Pennsylvania and New York gaming facilities has impacted the effect of these programs on our bottom line in the short-term.

“We continue to look forward to the future growth and development of the marketplace as Atlantic City continues to evolve into a destination resort, which we believe will have a positive effect on our changing business model,” Mr. Juliano noted.

The TrumpONE unified casino marketing program continues to receive positive customer acceptance, and the Company began making retail merchandise available for player redemption during the quarter, including at Trump Exchange, the flagship retail store at the Taj Mahal. In addition, a merchandise catalog is scheduled to launch in November 2007. Partially as a result of TrumpONE and the ongoing consolidation of marketing across the Company’s properties, total combined marketing and promotional costs during the quarter decreased by $8.1 million, or 6.0%, to $126.5 million. For the nine months ended September 30, 2007, the combined marketing and promotional costs decreased $16.3 million compared to the same period of 2006, or 4.8%, to $322.9 million.

Revenue management initiatives continued to produce positive results during the third quarter as, compared to the third quarter of 2006, hotel occupancy improved to 94.9% from 92.7%, revenue per available room (“RevPAR”) increased 5.8% to $90.80 from $85.84, and cash room revenue increased 33.6%, or $2.4 million, to $9.5 million. For the nine months ended September 30, 2007, compared to the same period of 2006, hotel occupancy has improved 2.7% to 88.6%, RevPAR has improved 8.7% to $81.35, and cash room revenue has improved 38.5% to $25.8 million.

The capital redevelopment & expansion projects continue at the Taj Mahal, and the approximately $255 million, 786-room hotel tower construction remains on schedule for a phased opening beginning approximately Labor Day 2008. During the quarter, the casino floor renovation at the Taj Mahal continued, including the closing of the Baccarat pit for refurbishment at the end of the quarter, which is expected to be complete by the end of 2007. At Trump Plaza, the transportation center construction was completed during the third quarter, providing guests with an upgraded facility upon entering the casino through the parking garage.

Cost saving initiatives also continued to produce positive measurable results to the Company’s bottom line. Compared to the third quarter of 2006, total payroll and benefit costs decreased $5.3 million, or 5.6%, to $89.1 million in the third quarter of 2007. For the nine months ended September 30, 2007, total payroll and benefit costs for the year decreased $13.7 million, or 4.9%, to $268.9 million from 2006 levels.

Corporate & Other Expenses

Corporate and other costs were $6.2 million for the three months ended September 30, 2007 compared to $7.8 million in the comparable period of 2006. This decrease is due primarily to reductions in development costs of $1.5 million and lower payroll and related costs of $0.9 million partially offset by a $0.6 million increase in professional fees relating to legal and other matters.

Corporate and other costs were $24.0 million for the nine months ended September 30, 2007 compared to $24.7 million in the comparable period of 2006. This decrease is primarily due to a $3.4 million decrease in development expenses and a $1.3 million decrease in stock-based compensation expense. These decreases were offset by a $2.2 million increase in professional fees principally resulting from costs associated with the Company’s strategic review and a $0.9 million increase in severance costs.

Capital Structure

The Company reported, as of September 30, 2007, it had cash and cash equivalents of $89.1 million, excluding $85.5 million of cash which is restricted to fund the new tower under construction at the Taj Mahal. Total debt increased by $160.0 million since December 31, 2006 to $1,567.4 million at September 30, 2007, principally due to borrowings under the Company’s delayed draw term loan, which is being used to fund construction of the Taj Mahal tower.

Capital expenditures for the nine months ended September 30, 2007 were approximately $176 million, consisting of $31 million in maintenance capital, $99 million in renovation capital and $46 million for the Taj Mahal Tower. Capitalized interest in the nine months ended September 30, 2007 was $2.6 million compared to $0.5 million during the nine months ended September 30, 2006.

The Company is continuing to review its capital program in order to preserve capital structure flexibility and has modified its previously announced $250 million renovation capital program to approximately $190 million. Estimated future capital expenditures related to planned renovation capital projects and the Taj Mahal tower are as follows:

(Dollars in millions)	Costs Incurred to Date	Quarter Ending December 31, 2007	Thereafter	Approximate Total
Renovation and retheming	$165	$20 - 25	$0 - 5	$190
Taj Mahal tower	68	25 - 30	155 -165	255

The Company expects maintenance capital expenditures in the fourth quarter of 2007 to be approximately $20 million.

Conference Call Information

The Company will conduct a conference call at 1:00 p.m. Eastern Time (ET) on November 1, 2007, during which management will discuss the results and other matters addressed in the earnings release, which will be available live on the investor relations page of Company’s website, www.trumpcasinos.com. Members of the financial community and interested investors who wish to participate in the conference call may do so via telephone by calling toll free (866) 356-4281 or, for callers outside the United States, (617) 597-5395, not earlier than 15 minutes before the call is scheduled to begin. The passcode for the call is 42752238.

A replay of the conference call will be available on the Company’s website, as well as via telephone from 5:00 p.m. ET on November 1, 2007 until midnight ET on November 16, 2007. The replay number is toll free (888) 286-8010 or, for callers outside the United States and Canada, (617) 801-6888. The replay passcode is 86786606.

About Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company’s properties are Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “can,” “designed,” “implement,” “promote” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Gaming	$290,339	$301,781	$783,600	$822,640
Rooms	24,014	22,701	63,903	58,767
Food and beverage	35,585	37,379	90,620	94,393
Other	15,994	16,350	33,164	34,588

	365,932	378,211	971,287	1,010,388
Less promotional allowances	(84,830)	(89,821)	(211,666)	(228,305)

Net revenues	281,102	288,390	759,621	782,083

Costs and expenses:
Gaming	127,780	133,082	359,321	366,738
Rooms	4,953	3,158	13,044	9,668
Food and beverage	12,724	12,348	33,989	32,507
General and administrative	72,080	73,197	207,696	213,117
Corporate and development	5,417	7,202	21,891	22,678
Corporate-related party	612	610	1,827	1,930
Depreciation and amortization	17,658	17,814	49,240	51,746

	241,224	247,411	687,008	698,384

Income from operations	39,878	40,979	72,613	83,699

Non-operating income (expense):
Interest income	2,256	2,158	5,473	7,972
Interest expense	(33,476)	(32,698)	(97,452)	(97,713)

	(31,220)	(30,540)	(91,979)	(89,741)

Income (loss) before income taxes and minority interests	8,658	10,439	(19,366)	(6,042)
Provision for income taxes	—	(2,756)	(200)	(5,587)
Minority interest	(2,032)	(1,850)	4,605	2,805

Net income (loss)	$6,626	$5,833	$(14,961)	$(8,824)

Net income (loss) per share:
Basic and diluted	$0.21	$0.19	$(0.48)	$(0.29)

Weighted average shares outstanding:
Basic	31,099,905	30,977,329	31,084,501	30,897,495

Diluted	40,477,389	40,360,777	31,084,501	30,897,495

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$89,099	$100,007
Restricted cash	—	27,375
Accounts receivable, net	49,280	45,342
Accounts receivable, other	6,621	9,000
Inventories	10,878	10,816
Deferred income taxes	10,881	10,351
Other current assets	17,976	13,049

Total current assets	184,735	215,940

Net property and equipment	1,672,400	1,535,543

Other assets:
Restricted cash	85,459	—
Goodwill	225,904	226,480
Trademarks	197,000	197,000
Intangible assets, net	6,653	7,730
Deferred financing costs, net	15,895	17,914
Other assets, net	61,314	59,889

Total other assets	592,225	509,013

Total assets	$2,449,360	$2,260,496

Current liabilities:
Accounts payable	$38,458	$31,384
Accrued payroll and related expenses	29,628	28,332
Income taxes payable	7,765	24,904
Partnership distribution payable	590	260
Accrued interest payable	42,969	13,645
Self-insurance reserves	13,332	13,299
Other current liabilities	42,095	33,645
Current maturities of long-term debt	5,157	11,263

Total current liabilities	179,994	156,732

Long-term debt, net of current maturities	1,562,275	1,396,170
Deferred income taxes	152,944	152,414
Other long-term liabilities	33,639	17,017
Minority interests	120,702	125,395
Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized, 31,095,514 and 30,990,902 shares issued and outstanding, respectively	31	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	459,771	457,772
Accumulated deficit	(59,996)	(45,035)

Total stockholders’ equity	399,806	412,768

Total liabilities and stockholders’ equity	$2,449,360	$2,260,496

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gaming revenues
Trump Taj Mahal	$145.8	$148.4	$389.7	$401.5
Trump Plaza	78.9	81.8	211.3	226.1
Trump Marina	65.6	71.6	182.6	195.0

Total	$290.3	$301.8	$783.6	$822.6

Net revenues
Trump Taj Mahal	$139.7	$140.4	$377.3	$383.1
Trump Plaza	76.8	77.9	206.0	211.3
Trump Marina	64.6	70.1	176.3	187.7

Total	$281.1	$288.4	$759.6	$782.1

Income (loss) from operations
Trump Taj Mahal	$28.8	$26.0	$66.0	$62.5
Trump Plaza	11.8	7.8	17.2	15.5
Trump Marina	5.5	15.0	13.4	30.4
Corporate and other	(6.2)	(7.8)	(24.0)	(24.7)

Total	$39.9	$41.0	$72.6	$83.7

EBITDA
Trump Taj Mahal	$37.0	$35.0	$88.3	$88.4
Trump Plaza	16.9	13.2	31.8	30.7
Trump Marina	9.8	18.4	25.4	40.9
Corporate and other	(6.1)	(7.8)	(23.7)	(24.6)

Total	$57.6	$58.8	$121.8	$135.4

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

(unaudited, in millions)

	Three Months Ended September 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$28.8	$8.2	$37.0
Trump Plaza	11.8	5.1	16.9
Trump Marina	5.5	4.3	9.8
Corporate and other	(6.2)	0.1	(6.1)

Total	$39.9	$17.7	$57.6

	Three Months Ended September 30, 2006
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$26.0	$9.0	$35.0
Trump Plaza	7.8	5.4	13.2
Trump Marina	15.0	3.4	18.4
Corporate and other	(7.8)	—	(7.8)

Total	$41.0	$17.8	$58.8

	Nine Months Ended September 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$66.0	$22.3	$88.3
Trump Plaza	17.2	14.6	31.8
Trump Marina	13.4	12.0	25.4
Corporate and other	(24.0)	0.3	(23.7)

Total	$72.6	$49.2	$121.8

	Nine Months Ended September 30, 2006
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$62.5	$25.9	$88.4
Trump Plaza	15.5	15.2	30.7
Trump Marina	30.4	10.5	40.9
Corporate and other	(24.7)	0.1	(24.6)

Total	$83.7	$51.7	$135.4